UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Chesapeake Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 26, 2004

To the Stockholders of

Chesapeake Corporation:

We are pleased to invite you to attend the annual meeting of stockholders of Chesapeake Corporation to be held at the SunTrust Bank Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia, on Wednesday, April 28, 2004, at 10:00 A.M., for the following purposes:

(1)	to elect four directors to serve until the 2007 annual meeting of stockholders; and

(2)	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 1, 2004, are entitled to notice of, to vote at and to participate in the meeting.

You are requested to mark, date, sign and return the enclosed form of proxy in the enclosed envelope whether or not you expect to attend the meeting in person. You may also vote by telephone. Instructions for this convenient voting method are set forth on the enclosed proxy card.

By order of the Board of Directors:

J. P. Causey Jr.
Secretary

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Solicitation of the enclosed proxy is made by and on behalf of Chesapeake Corporation for use at the annual meeting of stockholders to be held at the SunTrust Bank Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia, on Wednesday, April 28, 2004, and at any adjournments of such meeting. An annual report, including financial statements for the fiscal year ended December 28, 2003 (“fiscal 2003”), is enclosed with this proxy statement.

The expense of this solicitation will be paid by the Corporation. Officers, directors and employees of the Corporation may make solicitations of proxies by telephone, Internet or personal calls. The firm of D.F. King & Co., Inc., has been retained to assist in the solicitation of proxies at a fee estimated not to exceed $7,000, plus direct out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Corporation will reimburse them for their charges and expenses.

The Corporation’s charter authorizes the issuance of up to 60,000,000 shares of Common Stock ($1 par value) (“Common Stock”) and 500,000 shares of Preferred Stock ($100 par value). Only stockholders of record at the close of business on March 1, 2004, are entitled to notice of, to vote at and to participate in the meeting. On the record date, the stock issued and outstanding consisted of 15,444,788 shares of Common Stock. Holders of Common Stock will vote as a single class at the annual meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting or any adjournments.

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes for all matters considered at the meeting. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present at such meeting. Directors are elected by a plurality of the votes cast by holders of Common Stock at a meeting at which a quorum is present. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast.

This proxy statement and the enclosed form of proxy were first mailed to stockholders on March 26, 2004.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Corporation’s Board of Directors is divided into three classes. At the annual meeting, four directors are expected to be elected to Class III to hold office for a term of three years and until their respective successors are duly elected and qualified. Hugh V. White, Jr., a director in Class III who has served since 1999, is not eligible for reelection under the terms of the Corporation’s bylaws, which do not permit a director to be elected or reelected if he has attained the age of 70 years.

Information Concerning Nominees

Class III (to serve until the 2007 annual meeting of stockholders)

	Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
[PHOTO]	Jeremy S. G. Fowden, 47 Executive Board Member (since 2001) and Zone President Europe (since 2003), Interbrew SA, a manufacturer, producer and brand owner of beers and lagers; former Director of Rank Group PLC, a leisure and gaming company, and Managing Director of its Holidays and Resorts Division (1997-2001).	—

[PHOTO]	Thomas H. Johnson, 54 Chairman, President & Chief Executive Officer of the Corporation (since 2000); former President & Chief Executive Officer of the Corporation (1997-2000); Director of Universal Corporation.	1997

[PHOTO]	Henri D. Petit, 55 Senior Vice President, Eastman Kodak Company, an imaging goods and services company (since 2003); Vice President, Eastman Kodak Company (1992-2003).	2003

[PHOTO]	Frank S. Royal, 64 Physician; Director of HCA - The Healthcare Company, CSX Corporation, Dominion Resources, Inc., Smithfield Foods, Inc. and SunTrust Banks, Inc.	1990

Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the four persons named above. Messrs. Johnson and Petit and Dr. Royal are currently directors and have served continuously since the year each joined the Corporation’s Board. Messrs. Fowden and Petit were identified as director candidates by Russell Reynolds Associates, a global executive recruitment and management assessment firm that was engaged as a consultant by the Corporation’s Corporate Governance and Nominating Committee. If any of the nominees should become unavailable, the Board of Directors may designate substitute nominees, for whom the proxies will be voted. In the alternative, the Board may reduce the size of the Class to the number of remaining nominees, for whom the proxies will be voted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1 TO ELECT MESSRS. FOWDEN, JOHNSON AND PETIT AND DR. ROYAL TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE 2007 ANNUAL MEETING.

Directors Continuing in Office

There are seven directors whose present term of office will continue until 2005 or 2006, as indicated below, and until their respective successors are duly elected and qualified. Each has served continuously since the year he joined the Corporation’s Board. James E. Rogers, a former director in Class II who had served since 1999, resigned as a director on February 24, 2004.

Class I (to serve until the 2005 annual meeting of stockholders)

	Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
[PHOTO]	Sir David Fell, 61 Chairman and Director (since 1998), Northern Bank Limited, a banking and financial services company; former non-executive Chairman, Boxmore International PLC, a printing and packaging company (1998-2000).	2000

[PHOTO]	Keith Gilchrist, 55 Executive Vice President and Chief Operating Officer of the Corporation (since 2001); former Executive Vice President - European Specialty Packaging of the Corporation (1999-2001) and Chief Executive (1993-1999), Field Group plc.	2002

[PHOTO]	John W. Rosenblum, 60 Management Consultant (since 2001) and Dean Emeritus, Darden Graduate School of Business Administration, University of Virginia; former Professor (2000-2001) and Dean (1996-2000), Jepson School of Leadership Studies, University of Richmond; Director of Grantham, Mayo, Van Otterloo & Co. LLC.	1984

[PHOTO]	Richard G. Tilghman, 63 Retired (since 2000); former Vice Chairman and Director (1999-2000), SunTrust Banks, Inc., a bank holding company, and Chairman of the Board and Chief Executive Officer (1986-1999), Crestar Financial Corporation, a bank holding company; Director of Sysco Corporation.	1986

Class II (to serve until the 2006 annual meeting of stockholders)

	Name and Age; Principal Occupation or Employment During Last Five Years	Director Continuously Since
[PHOTO]	Rafaël C. Decaluwé, 56 Senior Consultant, RD Consult BVBA, a business consulting firm (since 2002); former Chief Executive Officer, N.V. Bekaert S.A., a manufacturer of steelwire, steelwire products and advanced materials (1994-2002).	2003

[PHOTO]	Joseph P. Viviano, 65 Retired (since 2000); former Vice Chairman (1999-2000) and Director, Hershey Foods Corporation, a manufacturer of confectionery products; Director of Harsco Corporation, Huffy Corporation, R.J. Reynolds Tobacco Holdings Company, Inc. and RPM International, Inc.	1988

[PHOTO]	Harry H. Warner, 68 President, George C. Marshall Foundation, a charitable organization (since 2002); former Financial Consultant; former Chairman of the Board (Non-executive) of the Corporation (1998-2000); Director of Allied Defense Group, Inc.	1978

The Corporation is managed under the direction of the Board of Directors, which has adopted Corporate Governance Concepts and Policies to set forth certain governance practices. The Corporate Governance Concepts and Policies, including the charters for the Executive, Audit, Executive Compensation, and Corporate Governance and Nominating Committees, as well as the Code of Ethics for the Corporation’s Chief Executive Officer and Senior Financial Officers, are available on the Corporation’s Internet website at http://www.cskcorp.com. The Corporation will also provide printed copies of these materials to any stockholder, upon request to Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia 23218-2350, Attention: Corporate Secretary.

During fiscal 2003, there were six meetings of the Board.

The Board has standing Executive, Audit, Executive Compensation, and Corporate Governance and Nominating Committees. Members of the Executive Committee are Messrs. Johnson (Chairman), Tilghman and Viviano and Dr. Royal. Prior to Mr. Rogers’ resignation as a director on February 24, 2004, Mr. Rogers served as a member of the Executive Committee. During fiscal 2003, there were no meetings of the Executive Committee. The Executive Committee reviews various matters and submits proposals or recommendations to the Board of Directors. The Executive Committee is empowered to and does act for the Board of Directors on certain matters.

Members of the Audit Committee are Messrs. Decaluwé (Chairman) and Rosenblum and Dr. Royal. Prior to Mr. Rogers’ resignation as a director on February 24, 2004, Mr. Rogers served as the Chairman of the Audit Committee. During fiscal 2003, there were three meetings of the Audit Committee. The functions of the Audit Committee are described under “Audit Committee Report” below. The Corporation does not limit the number of audit committees on which the members of its Audit Committee may serve; however, no member of the Audit Committee serves on the audit committee of more than three public companies. The Board of Directors has determined that each of the Audit Committee members is “independent,” as defined under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. The Board of Directors has also determined that Mr. Decaluwé is an audit committee financial expert, as that term is defined in the rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Sarbanes-Oxley Act of 2002.

Members of the Executive Compensation Committee (the “Compensation Committee”) are Messrs. Viviano (Chairman), Rosenblum and Warner and Sir David Fell. During fiscal 2003, there were five meetings of the Compensation Committee. The functions of the Compensation Committee are described under “Compensation Committee Report on Executive Compensation” below. The Board of Directors has determined that each of the Compensation Committee members are “independent” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies.

Members of the Corporate Governance and Nominating Committee are Dr. Royal (Chairman), Sir David Fell and Messrs. Warner and White. During fiscal 2003, there were four meetings of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s responsibilities are described in its charter, and include reviewing at least annually the attendance and performance of the individual directors, reviewing the compensation of directors and making recommendations to the Board of Directors as to such compensation, recommending to the Board of Directors nominees who meet criteria approved by the Board of Directors for nomination or election as directors, and developing and overseeing corporate governance principles for the Corporation. The Corporate Governance and Nominating Committee Charter is included in the Corporation’s Corporate Governance Concepts and Policies, which are available on the Corporation’s Internet website at http://www.cskcorp.com. The Board of Directors has determined that each of the Corporate Governance and Nominating Committee members are “independent” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies.

Stockholders entitled to vote for the election of directors may recommend candidates for consideration by the Corporate Governance and Nominating Committee as nominees for election as directors of the Corporation. Notice of recommendations for nominees made by stockholders with respect to the 2005 annual meeting must be received in writing by the Secretary of the Corporation no earlier than January 10, 2005, and no later than February 4, 2005, and must set forth (i) the name, age, business address and, if known, residence address of each such person, (ii) the principal occupation or employment of each such person, and (iii) the number of shares of capital stock of the Corporation beneficially owned by each such person. The Corporate Governance and Nominating Committee evaluates all director candidates, including those director candidates recommended by stockholders, in accordance with the director qualification standards described in the Committee’s charter, as amended from time to time, and considers the skills and characteristics of individual Board members and candidates as well as the composition of the Board as a whole. In addition, the Committee considers a candidate’s past experience relevant to significant issues facing the Corporation, in areas such as finance, marketing, technology and international issues. The Committee requires that every candidate have the ability to evaluate the Corporation’s financial and operating reports and analyze the Corporation’s financial position. Additional information about director candidate qualifications is contained in the Corporate Governance and Nominating Committee charter.

The Board of Directors previously established a Committee of Outside Directors composed of those directors who are not and have never been employees of the Corporation. The Committee of Outside Directors met regularly, usually in conjunction with, but separately from, regular meetings of the Board of Directors. The Committee of Outside Directors reviewed the senior organizational structure of the Corporation and, when appropriate, recommended a successor for the CEO. The Chairman of the Committee of Outside Directors acted as spokesperson for the outside directors and as their liaison with the CEO. On February 24, 2004, the Committee of Outside Directors was reconstituted as the Committee of Independent Directors, which consists of all directors who the Board has determined are “independent” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. In addition to the functions formerly undertaken by the Committee of Outside Directors, the Committee of Independent Directors evaluates the performance of the CEO and determines and approves the compensation of the CEO. In accordance with the Corporation’s Corporate Governance Concepts and Policies, the Committee of Independent Directors annually elects from its members a Chairman, who presides at meetings of the Committee of Independent Directors. Stockholders and other interested persons may contact the Chairman of the Committee of Independent Directors in writing, postage prepaid, in care of Corporate Secretary, Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia, 23218-2350 or by e-mail to directorsmail@cskcorp.com. All such communications will be promptly delivered by the Corporate Secretary to the Chairman of the Committee of Independent Directors.

In connection with its approval of this proxy statement on February 24, 2004, the Board of Directors reviewed the relationships of the directors and Mr. Fowden with the Corporation and determined that, with the exception of Messrs. Johnson and Gilchrist, none of the remaining directors, nor Mr. Fowden, have relationships with the Corporation and no other circumstances exist that, in the opinion of the Board of Directors, will interfere with the exercise of their independent judgment in carrying out the responsibilities of a director of the Corporation. Therefore, the Board of Directors determined that all such directors are “independent” as defined under the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies.

During fiscal 2003, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees to which they were assigned. The Corporation’s policy is that all directors attend the annual meeting of stockholders. All directors holding office at the time of the 2003 annual meeting of stockholders attended such meeting.

Compensation of Directors

Employee directors of the Corporation are not paid for their service on the Board of Directors or any Board committee. Non-employee directors receive an annual retainer of $26,000 for Board service; an attendance fee of $1,500 for each day attending a Board meeting, a committee meeting or meetings, or an organized Board of Directors business activity; and reimbursement of expenses. Directors traveling across the Atlantic or Pacific Ocean for a Board or committee meeting receive an additional meeting fee of $1,500. Chairmen of the Audit, Compensation, and Corporate Governance and Nominating Committees each receive an additional annual retainer of $6,000. The Chairman of the Committee of Independent Directors (formerly the Committee of Outside Directors) receives an additional annual retainer of $50,000 during the period that there is an employee Chairman of the Board.

Prior to 1997, the Corporation had a Directors’ Deferred Compensation Plan under which directors could defer all or a portion of their fees until their retirement or another specified date. Interest accrues on the balance of the deferred account at a New York bank’s prime rate. The Corporation also has an unfunded Outside Directors’ Retirement Plan (the “Outside Directors’ Plan”). Under the Outside Directors’ Plan, non-employee directors retiring at or after age 65 after at least five years of service or prior to age 65 after at least ten years of service are paid an amount equal to their retainer at the time of their retirement for a period equal to their period of service, up to ten years. The Outside Directors’ Plan was terminated in 1997 and is not available to directors taking office after 1997. The non-employee directors who served while the Outside Directors’ Plan was in effect will continue to accrue credit for service under the Outside Directors’ Plan and will receive retirement benefits earned under the plan, but the retirement benefit for directors retiring after 1997 will be based on the retainer paid in 1997.

At the 1996 annual meeting, the stockholders approved the Chesapeake Corporation Directors’ Stock Option and Deferred Compensation Plan (the “1996 Plan”). The 1996 Plan provides that each non-employee director will receive an annual grant of stock options each May 1st beginning May 1, 1997, and ending May 1, 2007. The number of shares of Common Stock covered by such options reflects assumptions made in 1996 regarding (i) the future amount of directors’ fees that would be approved but for the adoption of the 1996 Plan and (ii) the fair market value of the options. An option to purchase 2,700 shares of Common Stock at an exercise price of $17.36 was granted to each non-employee director on May 1, 2003, and an option to purchase 2,900 shares of Common Stock will be granted to each non-employee director on May 1, 2004. The exercise price of the options to be granted in 2004 will be the fair market value of the Corporation’s Common Stock on the date of the grant based on the average of the closing prices of the Common Stock on the 20 trading days preceding May 1, 2004. Options granted under the 1996 Plan become exercisable on the day before the next succeeding annual meeting of stockholders following the date of grant, except that the exercisability of such options will be accelerated in the event of the director’s death or disability or in the event of a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”). Options that are not exercisable on the date that a participant ceases to be a director will be forfeited. No option may be exercised more than ten years after its grant date. In addition, non-employee directors may elect to defer all or part of their annual retainer or meeting fees, or both, under the 1996 Plan. The deferred fees may be held, at the election of the participant, in either a deferred cash account or a deferred stock account. Deferred cash accounts are not funded and are maintained for recordkeeping purposes only. Interest will be credited to a participant’s deferred cash account based on the prime rate established from time to time by the Corporation’s principal lender. Deferred fees that are credited to the participant’s deferred stock account will be recorded by reference to the number of whole and fractional shares of Common Stock that could have been purchased with the deferred amount. Additional credits will be made to the deferred stock account, in whole and fractional shares of Common Stock, based on the value of dividends paid on the Common Stock and the fair market value of the Common Stock on the date that the dividends are paid. Deferred stock accounts are not funded, and no actual shares of Common Stock are purchased or held by or on behalf of the accounts; such accounts are maintained for recordkeeping purposes only.

The cash retainer and attendance fees described above, together with annual awards under the 1996 Plan, represent the Corporation’s standard arrangements for compensation of its non-employee directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of February 2, 2004 (unless otherwise indicated), the direct and indirect beneficial ownership of Common Stock by: each director; each nominee for director; each officer named in the Summary Compensation Table (the “Named Officers”); all directors, nominees for director and Named Officers as a group; and all persons beneficially owning more than 5% of the outstanding Common Stock.

Name	Sole Voting and Investment Power(1)	Other(2)	Total	Aggregate Percentage Owned(3)
J.P. Causey Jr.	105,679	15,346	121,025
Rafaël C. Decaluwé	0	0	0
Sir David Fell	6,900	1,130	8,030
Jeremy S. G. Fowden	0	0	0
Keith Gilchrist	110,762	22,600	133,362
Thomas H. Johnson	383,653	156,040	539,693	3.5%
Andrew J. Kohut	125,416	21,376	146,792
Martin H. O’Connell	27,899	8,700	36,599
Henri D. Petit	0	0	0
John W. Rosenblum	14,875	0	14,875
Frank S. Royal	14,375	0	14,375
Richard G. Tilghman	16,024	772	16,796
Joseph P. Viviano	21,883	0	21,883
Harry H. Warner	16,575	0	16,575
Hugh V. White, Jr.	15,500	0	15,500
All Directors, Nominees for Director and Named Officers as a Group (15 persons)	859,549	225,964	1,085,505	7.0
Barclays Global Investors, NA(4) Barclays Bank PLC Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	891,606	145,194	1,036,800	6.8
Dimensional Fund Advisors Inc.(5) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	987,380	0	987,380	6.4

(1)	Includes shares held in fiduciary capacities and (a) an aggregate 594,199 shares that may be acquired by the Named Officers within 60 days under the Corporation’s 1997 Incentive Plan and 1993 Incentive Plan, and (b) an aggregate 85,450 shares that may be acquired by certain non-employee directors within 60 days under the 1996 Plan and the 1992 Non-Employee Director Stock Option Plan.

(2)	Includes (a) restricted shares, and (b) shares, if any: (i) owned by certain relatives; (ii) held in various fiduciary capacities; (iii) held by certain corporations; and (iv) held by the Corporation’s 401(k) Savings Plan for Salaried Employees. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership. Certain shares may be deemed to be beneficially owned by more than one person or group listed and, accordingly, must be reported as being beneficially owned by each.

(3)	Except as indicated, each person or group beneficially owns less than 1% of the outstanding Common Stock.

(4)	As reported in a Schedule 13G, dated December 31, 2003, Barclays Global Investors, NA (“Barclays Global Investors”) and Barclays Bank PLC (“Barclays Bank”), each a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and Barclays Global Fund Advisors (“Barclays Global Fund”), an investment adviser registered under the Investment Advisers Act of 1940, collectively beneficially own 1,036,800 shares in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclays Global Investors reported that it exercises sole voting and investment power with respect to 623,739 of such shares, Barclays Bank reported that it exercises sole voting and investment power with respect to 4,000 of such shares and Barclays Global Fund reported that it exercises sole voting and investment power with respect to 263,867 of such shares.

(5)	As reported in a Schedule 13G, dated December 31, 2003, Dimensional Fund Advisors Inc. (“Dimensional”), an investment adviser registered under the Investment Advisers Act of 1940, beneficially owns 987,380 shares of Common Stock as a result of acting as investment adviser to various investment companies. Dimensional reported that it exercises sole voting and investment power with respect to all such shares.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Corporation’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee is composed of the individuals listed below. The Compensation Committee recommends the salary level and annual incentive awards for the CEO, approves salary levels and annual incentive awards for the Corporation’s other executive officers and administers the Corporation’s 1997 Incentive Plan. During fiscal 2003, the Compensation Committee utilized Mercer Human Resource Consulting (“Mercer”), an independent compensation consultant, for advice with respect to executive compensation matters.

Overview of Compensation Philosophy.

The Corporation’s executive compensation program is designed to enable the Corporation to attract, develop and retain executives and motivate them to attain the Corporation’s business goals. The Corporation intends to keep executive compensation externally competitive and internally equitable to reflect differences in job responsibility and individual contribution to the Corporation’s success. The Corporation’s goal is to pay base salaries that are in the mid-range of salaries offered in the packaging industry, local competing industries or industry in general, as appropriate, while offering appropriate incentive opportunities for executives. The Corporation’s intent with respect to incentive programs is to provide executives the opportunity to earn total compensation that exceeds the targeted mid-range in return for superior Corporation, individual business unit and individual executive performance. The compensation programs also encourage employee ownership of the Corporation’s Common Stock.

The individual elements of the Corporation’s executive compensation program are (i) base salaries, (ii) annual incentive opportunities, which focus on short-term objectives, and (iii) grants of stock options, stock awards and long-term incentive opportunities, which focus on long-term objectives. In designing and administering the individual elements of the Corporation’s executive compensation program, the Corporation strives to balance short- and long-term incentive objectives with an appropriate amount of compensation that is at risk. Depending on the level of the executive, the Corporation targets between approximately one-half and two-thirds of executive compensation to be at risk. In the case of the Corporation’s CEO, the individual elements have been set by the Compensation Committee to provide that approximately two-thirds of expected total compensation will consist of short- and long-term incentive opportunities, with long-term elements being the more significant. The expected value of the CEO’s total compensation is set at the mid-range of competitive levels, as discussed below, with a large portion of such compensation being at risk based on actual performance.

The Corporation’s policy on the tax deductibility of compensation for the CEO and other executive officers is to maximize the deductibility, to the extent possible, while preserving the Corporation’s flexibility to maintain a competitive compensation program. The Corporation expects all executive compensation paid or awarded during fiscal 2003 to be fully deductible.

Fiscal 2003 Compensation.

Base Salaries. The base salary of the CEO for fiscal 2003 was approved by the Board of Directors based upon the recommendation of the Compensation Committee. Beginning in February 2004, the base salary of the CEO will be approved by the Committee of Independent Directors based upon the recommendation of the Compensation Committee. The Compensation Committee approves the base salaries for all other executive officers. For fiscal 2003, the Compensation Committee’s recommendation for the CEO and approval for the other executive officers resulted from a subjective review of individual performances and competitive data supplied by Mercer. The Compensation Committee first established a pay range for each job classification by reference to information obtained from a study of executive officer compensation at a peer group of companies conducted by Mercer (the “Mercer Study”). The Mercer Study benchmarked the Corporation’s executive compensation programs against a comparative group of 17 companies (the “Comparative Group”). The Comparative Group consisted of specialty packaging and other value-added manufacturing companies similar to the Corporation in both size and organizational structure. The Comparative Group includes ten container and packaging companies that are included in the Dow Jones Global Containers & Packaging Industry Index used in the Stock Performance Graph. In determining recommendations for specific salaries for executive officers within the resulting pay ranges, the Compensation Committee considered the individual officer’s responsibilities, duties and performance, and the position of each individual’s salary within the respective pay range.

As in the case of executive officers generally, the Compensation Committee first established a pay range for the CEO based on the data supplied by Mercer. In determining a recommendation for Mr. Johnson’s salary within that range, in addition to the considerations stated above for executive officers generally, the Compensation Committee set Mr. Johnson’s salary at approximately the midpoint of the range. The Committee concluded that this was appropriate based on his tenure as CEO, and the Compensation Committee’s subjective evaluation of his performance based on the Corporation’s financial performance and achievement of his individual goals. In evaluating the Corporation’s financial performance, several measures were reviewed, including earnings, cash flow and stock price performance. The Compensation Committee concluded that Mr. Johnson’s achievement of his individual goals substantially met the Compensation Committee’s expectations. Mr. Johnson’s performance was evaluated in the aggregate without assigning specific weights to the individual elements upon which his performance was evaluated. Based on this evaluation, the Compensation Committee recommended, and the Board of Directors approved, a 2.0% increase in Mr. Johnson’s salary, effective January 1, 2003.

Annual Incentive Program. The annual incentive award for the CEO for fiscal 2003 was approved by the Board of Directors based upon the recommendation of the Compensation Committee. Beginning in February 2004, the annual incentive award of the CEO will be approved by the Committee of Independent Directors based upon the recommendation of the Compensation Committee. The Compensation Committee approves the annual incentive awards for all other executive officers. At the beginning of fiscal 2003, the Compensation Committee established award guidelines composed of three distinct award components: (i) the Corporation’s financial performance, as measured by (a) earnings per share, or EPS, and (b) net cash provided by operations less net cash used by investing activities, or Cash Available for Shareholders and Debt Reduction; (ii) for business unit managers, the return on invested capital for each business unit; and (iii) each executive officer’s achievement of individual goals. The Compensation Committee also determined each executive officer’s target award, which ranged from 45% to 60% of base salary, with the CEO having a 60% target. The actual awards for the achievement of individual goals could range from 0% to 200% of the target award for each component, depending on performance relative to the award guidelines for the component. If performance under the award guidelines was exceeded, the Compensation Committee could, in its discretion, award an additional amount to the executive officer. At the end of fiscal 2003, the Compensation Committee reviewed corporate, business unit and individual performance and determined the awards. The award guidelines established at the beginning of fiscal 2003 for the CEO were based 75% on EPS and Cash Available for Shareholders and Debt Reduction and 25% on achievement of individual goals. The incentive award for Mr. Johnson was $501,221 for fiscal 2003, which was approximately 78% of his year-end base salary, compared to an incentive award of approximately 21% of year-end base salary for 2002. Mr. Johnson’s award was based on the Corporation’s EPS and Cash Available for Shareholders and Debt Reduction for fiscal 2003 and the Compensation Committee’s subjective assessment of his individual performance against his individual goals approved by the Compensation Committee at the beginning of fiscal 2003 (which were identical to those discussed under the caption “Base Salaries” above).

Long-Term Incentive Programs. The long-term incentive award for the CEO for fiscal 2003 was approved by the Board of Directors based upon the recommendation of the Compensation Committee. Beginning in February 2004, the long-term incentive award of the CEO will be approved by the Committee of Independent Directors based upon the recommendation of the Compensation Committee. The Compensation Committee approves long-term incentive awards to all other executive officers and other management employees in the form of stock options, performance shares, stock awards and other incentive opportunities under the 1997 Incentive Plan. Long-term incentive awards are intended to align the executives’ financial interests with those of other stockholders by encouraging executive ownership of the Corporation’s stock, and focusing the executives’ attention on the long-term growth and financial success of the Corporation. Individual grants are based on the Compensation Committee’s subjective review of individual performance and competitive data supplied by Mercer. The Compensation Committee first considers competitive data supplied by Mercer with respect to average long-term incentive levels, by job classification. The competitive data used in determining the fiscal 2003 awards were derived from the Comparative Group. In determining the long-term incentive awards granted to executive officers in fiscal 2003, the Compensation Committee adjusted the average reflected in Mercer’s data in light of its subjective evaluation of: the relationship of various job classifications within the Corporation; contributions by each executive officer to the overall performance of the Corporation and such officer’s potential to contribute in the future; and prior grant levels.

In fiscal 2003, the Compensation Committee granted stock options as a long-term incentive to management employees. The Compensation Committee granted nonqualified options to purchase an aggregate of 87,000 shares of Common Stock to the Corporation’s employees. No options were granted to Mr. Johnson or the other Named Officers. The Compensation Committee granted shares of performance-based restricted stock to a group of senior executives, including the Named Officers, under the 1997 Incentive Plan for the 2003-2005 performance cycle. One-third of such shares will vest, respectively, if during the performance cycle the twenty-day average closing price for the Common Stock exceeds one of three specified price targets set by the Compensation Committee. Any shares that remain unvested at the end of the performance cycle will be forfeited. On July 18, 2003, the first of the Common Stock price targets was achieved, resulting in the vesting of one-third of the shares. Participants’ shares also will vest in the event of a “change in control” (as defined below under the caption “Definition of Change in Control”).

Executive Compensation Committee

Joseph P. Viviano, Chairman

Sir David Fell

John W. Rosenblum

Harry H. Warner

Agreements With Named Officers

The Corporation has entered into the following agreements with the Named Officers.

Employment Agreements.

The Corporation has entered into employment agreements (the “Agreements”) with Messrs. Johnson, Kohut and Causey (the “Named U.S. Officers”).

The current term of the Agreements for the Named U.S. Officers will expire on December 31, 2006. The term of the Agreements will be extended automatically each year for an additional year, unless the Corporation advises the officer, before September 1 of each year, that it does not wish to extend the Agreement. The Agreements provide for the payment of a severance benefit and continued participation in certain benefit plans if the officer is terminated without cause (as defined in the Agreements) or resigns with good reason (as defined in the Agreements) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”) or the sale or other divestiture of the officer’s business unit. The severance payment equals a multiple of three times the Named U.S. Officer’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment, and target annual incentive payment for the year in which he ceases to be employed by the Corporation or, if greater, the year preceding his cessation of employment. The Named U.S. Officers also will be entitled to additional credit under the Corporation’s Executive Supplemental Retirement Plan if the officer becomes entitled to benefits following a “change in control” or the sale or other divestiture of the officer’s business unit. The Agreements also provide for the payment of a severance benefit and continued participation in certain benefit plans if the officer is terminated without cause (as defined in the Agreements) before a “change in control” or the sale or other divestiture of the officer’s business unit. In such event, the severance benefit is a multiple of the officer’s base salary and targeted annual incentive payment (with a multiple of three for Mr. Johnson and a multiple of two for Messrs. Causey and Kohut). The Agreements also provide for indemnification of the officer for any excise taxes that may become due under Section 4999 of the Internal Revenue Code and the reimbursement of legal fees incurred by the officer in enforcing the Agreements. The Agreements include a covenant prohibiting the disclosure of confidential information by the officer and, if the officer is terminated before a “change in control,” a covenant restricting competition by the officer. The Agreements with Mr. Kohut and Mr. Causey were amended and restated on April 22, 2003, to reflect current salaries and titles, and now provide for Mr. Kohut’s employment as Executive Vice President & Chief Financial Officer with a base salary of not less than $299,200 per year and an annual incentive target of not less than 50% of his base salary, and Mr. Causey’s employment as Executive Vice President, Secretary & General Counsel with a base salary of not less than $250,200 per year and an annual incentive target of not less than 50% of his base salary.

Agreement with Mr. Johnson.

In connection with his employment in 1997 as President & CEO, the Corporation entered into an Employment and Severance Benefits Agreement with Mr. Johnson. The agreement was amended on April 22, 2003, to reflect Mr. Johnson’s current salary, and now provides for Mr. Johnson’s employment as Chairman, President & CEO with a base salary of not less than $642,900 per year. During the term of the agreement, Mr. Johnson may participate in the benefit programs available to executive officers generally.

Agreement with Mr. Gilchrist.

In 1999, the Corporation entered into a Service Agreement with Mr. Gilchrist in connection with the acquisition of Field Group plc. The agreement was amended on September 13, 1999, and April 22, 2003, to more nearly conform to the terms of the agreements between the Corporation and other officers of the Corporation. The agreement, as amended, provides for Mr. Gilchrist’s employment as Chief Executive – Field Group plc and Executive Vice President and Chief Operating Officer, or other capacity of like status as the Corporation may require, with a base salary of not less than £263,550 per year (approximately $430,799 per year, based on the average exchange rate for 2003) and a target annual incentive of 50% of his base salary. The base salary shall be reviewed at least once in each twelve months. The agreement, as amended, provides that the Corporation may terminate Mr. Gilchrist’s employment with not less than 36 months notice and that Mr. Gilchrist may terminate his employment with not less than 12 months notice. The agreement, as amended, provides for the payment of a severance benefit and continued participation in certain benefit plans if Mr. Gilchrist is terminated without cause (as defined in the agreement, as amended) or resigns with good reason (as defined in the agreement, as amended) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”) or the sale or other divestiture of Mr. Gilchrist’s business unit. The severance payment equals a multiple of three times Mr. Gilchrist’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment with the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, and the target annual incentive payment for the year in which he ceases to be employed by the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, or, if greater, the year preceding his cessation of employment. The agreement, as amended, provides that Mr. Gilchrist’s employment shall cease upon his attainment of age 60. The agreement, as amended, provides that Mr. Gilchrist shall participate in the Field Group Pension Plan, have the use of an automobile provided by Field Group plc, receive medical and life insurance coverage as the Corporation considers appropriate and be entitled to 26 vacation days per year. The agreement, as amended, provides for reimbursement of legal fees incurred by Mr. Gilchrist in enforcing the agreement, and also contains customary non-compete, non-solicitation, confidentiality and inventions and improvements provisions.

Agreement with Mr. O’Connell.

In 1999, Field Group plc entered into a Service Agreement with Mr. O’Connell in connection with the acquisition of Field Group plc. The agreement was amended as of October 20, 2003, to more nearly conform to the terms of the agreements between the Corporation and other officers of the Corporation. The agreement, as amended, provides for Mr. O’Connell’s employment as Senior Vice President, or other capacity of like status as the Corporation may require, with a base salary of not less than £173,000 per year (approximately $282,766 per year, based on the average exchange rate for 2003). The agreement, as amended, provides that salaries are usually reviewed annually. The agreement, as amended, provides that Mr. O’Connell’s employment may be terminated with not less than 24 months notice and that Mr. O’Connell may terminate his employment with not less than 12 months notice. The agreement, as amended, provides for the payment of a severance benefit and continued participation in certain benefit plans if Mr. O’Connell is terminated without cause (as defined in the agreement, as amended) or resigns with good reason (as defined in the agreement, as amended) following a “change in control” of the Corporation (as defined below under the caption “Definition of Change in Control”) or the sale or other divestiture of Mr. O’Connell’s business unit. The severance payment equals a multiple of two times Mr. O’Connell’s base salary as in effect on the date he ceases to be employed by the Corporation or, if greater, his highest annual rate of base salary during the twelve months preceding his cessation of employment with the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, and the target annual incentive payment for the year in which he ceases to be employed by the Corporation, Field Group plc, each Chesapeake company, each associated company and their successors, or, if greater, the year preceding his cessation of employment. The agreement provides that Mr. O’Connell shall participate in the Field Group Pension Plan, have the use of an automobile provided by Field Group plc, receive medical and life insurance coverage as Field Group plc considers appropriate and be entitled to 26 vacation days per year. The agreement, as amended, also provides for reimbursement of legal fees incurred by Mr. O’Connell in enforcing the agreement, and contains customary non-compete, non-solicitation, confidentiality and inventions and improvements provisions.

Definition of “Change in Control”

For purposes of the 1993 Incentive Plan, the 1996 Plan, the 1997 Incentive Plan, the Agreements and Messrs. Gilchrist’s and O’Connell’s Service Agreements, “change in control” means, in general, the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of 20% or more of the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors; (ii) those persons who were members of the Corporation’s Board of Directors prior to the adoption of such plan, and those persons whose subsequent nominations were approved by such directors, cease to constitute a majority of the Board of Directors; (iii) the stockholders of the Corporation approve a reorganization, merger, share exchange or consolidation involving the Corporation unless immediately following such transaction all or substantially all of the persons who beneficially own Common Stock and any other then-outstanding voting securities of the Corporation beneficially own at least 80% of the common stock and voting securities, respectively, of the surviving entity in such transaction in substantially the same proportions as their ownership immediately prior to such transaction; or (iv) the stockholders of the Corporation approve a complete liquidation or dissolution of the Corporation or the sale of all or substantially all of its assets. The foregoing summary is qualified in its entirety by reference to the terms of the 1993 Incentive Plan, the 1996 Plan, the 1997 Incentive Plan, the Agreements and Messrs. Gilchrist’s and O’Connell’s Service Agreements, copies of which will be provided promptly upon request and without charge to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: J. P. Causey Jr., Secretary, Chesapeake Corporation, 1021 East Cary Street, P. O. Box 2350, Richmond, Virginia 23218-2350.

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ended December 30, 2001, December 29, 2002, and December 28, 2003, the cash compensation paid by the Corporation and its subsidiaries, as well as certain other compensation paid or accrued, to each person who served as the Corporation’s CEO and to its four other most highly compensated officers, which includes all of the Corporation’s executive officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position as of December 28, 2003	Year	Salary	Bonus	Other Annual Compen- sation(1)	Restricted Stock Awards(2)	Securities Underlying Options/ SARs	LTIP Payouts (3)	All Other Compen- sation(4)

Thomas H. Johnson	2003	$642,900	$501,221	$54,773			$134,662	$13,532
Chairman, President & Chief	2002	626,667	130,000	36,531		65,000		12,654
Executive Officer and Director	2001	597,500	439,200	35,826		50,000	48,264	11,900

Keith Gilchrist(5)	2003	430,807	170,812				114,450	22,285
Executive Vice President and	2002	386,109	88,255			20,000		12,701
Chief Operating Officer and Director	2001	357,450	209,583			35,000	41,187	14,730

Andrew J. Kohut	2003	299,200	198,127	765			91,560	10,063
Executive Vice President &	2002	278,333	70,500	532		15,000		9,193
Chief Financial Officer	2001	255,000	172,250			20,000	38,412	8,595

Martin H. O’Connell (5)	2003	282,786	158,429				91,560	24,009
Senior Vice President	2002	251,989	72,337			7,500		22,078
	2001	231,805	76,098			8,500	15,458	21,164

J.P. Causey Jr.	2003	250,200	162,552	1,083			91,560	9,648
Executive Vice President,	2002	241,833	60,750	1,013		14,000		8,943
Secretary & General Counsel	2001	231,500	138,650	1,009		15,000	28,948	8,363

(1)	The amounts for Mr. Johnson represent reimbursement of (a) his spouse’s travel expenses and (b) taxes on club fees and his spouse’s travel expenses. The amounts for Mr. Kohut and Mr. Causey represent reimbursement of taxes on club fees. Except for Mr. Johnson, none of the Named Officers received perquisites or other personal benefits, securities or property with an aggregate value in excess of the lesser of $50,000 or 10% of the total of his salary and bonus shown above.

(2)	As of December 28, 2003, the number and value (based on the closing price of $26.95 for the Common Stock on December 28, 2003) of shares of restricted stock held by the Named Officers were as follows: Mr. Johnson, 11,667 shares, $314,426; Mr. Gilchrist, 10,000 shares, $269,500; Mr. Kohut, 8,000 shares, $215,600; Mr. O’Connell, 8,000 shares, $215,600; and Mr. Causey, 8,000 shares, $215,600. All such shares are performance-based restricted stock granted to the Named Officers during fiscal 2003 under the 1997 Incentive Plan for the 2003-2005 performance cycle. The terms of the restricted stock are described under “Long Term Incentive Plans - Awards in Last Fiscal Year.”

(3)	The amounts appearing in the LTIP Payouts column for fiscal 2001 represent the value of performance-based restricted stock earned in 2001 with respect to the 1998-2001 performance cycle under the 1997 Incentive Plan, based on the Corporation’s financial performance. The value of the performance-based restricted stock is based on the closing price for the Common Stock of $25.55 on March 2, 2001, the date that the awards were deemed to have been earned. The amounts appearing in the LTIP Payouts column for fiscal 2003 represent the value of performance-based restricted stock earned in fiscal 2003 with respect to the 2003-2005 performance cycle under the 1997 Incentive Plan, based on the Common Stock price exceeding a certain target. The value of the performance-based restricted stock is based on the closing price for the Common Stock of $22.89 on July 18, 2003, the date that the awards were earned.

(4)	“All Other Compensation” for fiscal 2003 includes the following: (a) the Corporation’s 60% matching contributions under the 401(k) Savings Plan for Salaried Employees of the following amounts made to the Named Officers: Mr. Johnson, $7,200; Mr. Gilchrist, $0; Mr. Kohut, $7,200; Mr. O’Connell, $0; and Mr. Causey, $7,200; (b) the Corporation’s matching contribution under the Salaried Employees’ Stock Purchase Plan of the following amounts made to the Named Officers: Mr. Johnson, $6,332; Mr. Gilchrist, $0; Mr. Kohut, $2,863; Mr. O’Connell, $0; and Mr. Causey, $2,448; and (c) automobile benefits for Messrs. Gilchrist and O’Connell.

(5)	Mr. Gilchrist and Mr. O’Connell are compensated in British pounds sterling. The amounts listed in the Salary, Bonus and All Other Compensation columns in U.S. dollars for Mr. Gilchrist and Mr. O’Connell are based on the average exchange rate for each full year.

Stock Options and SARs

The Corporation did not grant any options or SARs during fiscal 2003 to the Named Officers.

Option/SAR Exercises and Holdings

The following table sets forth information with respect to the Named Officers concerning the exercise of options and SARs during fiscal 2003, and unexercised options and SARs held by them on December 28, 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at Year-End	Value of Unexercised In-the-Money Options/SARs at Year-End (1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable/ Unexercisable (2)	Exercisable/ Unexercisable (2)
Thomas H. Johnson	0	$0	299,999/60,001	$169,665/84,835
Keith Gilchrist	0	0	69,999/25,001	118,765/59,385
Andrew J. Kohut	4,500	16,879	81,833/16,667	91,140/33,935
Martin H. O’Connell	0	0	17,166/7,834	28,840/14,425
J.P. Causey Jr.	0	0	78,166/14,334	74,175/25,450

(1)	The value of unexercised in-the-money options/SARs represents the positive spread between the December 28, 2003, closing price of the Common Stock ($26.95) and the exercise price of any unexercised options and SARs.

(2)	The shares represented could not be acquired by the Named Officer as of December 28, 2003, and future exercisability is subject to the executive remaining employed by the Corporation for up to three years from the date of grant, subject to acceleration in the event of the retirement, death or total disability of the executive or a “change in control” of the Corporation (as defined in the 1997 Incentive Plan and the 1993 Incentive Plan).

Long-Term Incentive Awards

The following table contains information concerning awards of performance-based restricted stock during fiscal 2003 under the 1997 Incentive Plan to the Named Officers for the 2003-2005 performance cycle.

LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Share Payouts(1)
			Threshold	Target	Maximum
Thomas H. Johnson	17,500	2003-2005	5,833	17,500	17,500
Keith Gilchrist	15,000	2003-2005	5,000	15,000	15,000
Andrew J. Kohut	12,000	2003-2005	4,000	12,000	12,000
Martin H. O’Connell	12,000	2003-2005	4,000	12,000	12,000
J.P. Causey Jr.	12,000	2003-2005	4,000	12,000	12,000

(1)	Awards consist of performance-based restricted stock granted under the 1997 Incentive Plan for the 2003-2005 performance cycle. One-third of such shares will vest, respectively, if during the performance cycle the twenty-day average closing price for the Common Stock exceeds one of three specified price targets set by the Compensation Committee. Any shares that remain unvested at the end of the performance cycle will be forfeited. The shares also will vest following a “change in control” of the Corporation, as described under the caption “Definition of Change in Control.” The Corporation pays dividend equivalents on unvested shares at the same rate and times as dividends are paid on all other shares of Common Stock.

Pension Plans Table

The following table illustrates the approximate aggregate annual retirement benefits payable to covered participants retiring at age 65 pursuant to the Corporation’s funded retirement plan for its salaried employees and unfunded supplemental retirement plan for certain officers and other key employees.

	Estimated Annual Retirement Benefit at Age 65(1)
	Years of Credited Service(2)
Annual Compensation(3)	5	10	15	20	25
$ 200,000	$20,000	$40,000	$60,000	$80,000	$96,000
400,000	40,000	80,000	120,000	160,000	192,000
600,000	60,000	120,000	180,000	240,000	288,000
800,000	80,000	160,000	240,000	320,000	384,000
1,000,000	100,000	200,000	300,000	400,000	480,000

(1)	All Named Officers, except Mr. Gilchrist and Mr. O’Connell, are participants in the Corporation’s funded retirement plan for salaried employees and its unfunded supplemental retirement plan. Mr. Gilchrist and Mr. O’Connell participate in the Field Pension Plan, as described below.

(2)	The years of credited service for the Named Officers as of March 1, 2004, were: Mr. Johnson, 6; Mr. Kohut, 24; and Mr. Causey, 20. Mr. Gilchrist has 22 years of credited service and Mr. O’Connell has 27 years of credited service under the Field Pension Plan.

(3)	Annual compensation is the average of the highest five consecutive years’ salary and bonus paid during the last ten consecutive years and, in the case of the Named Officers other than Mr. Gilchrist and Mr. O’Connell, approximates such amounts as set forth in the Summary Compensation Table.

The above amounts are stated as payments in the form of a life annuity. Other actuarially equivalent forms of benefit may be selected. The amounts shown in the table are subject to reduction for a portion of Social Security benefits.

As employees of Field Group plc, a subsidiary of the Corporation, Mr. Gilchrist and Mr. O’Connell participate in the Field Group Pension Plan (the “Field Pension Plan”). The objective of the Field Pension Plan is to provide an annual retirement benefit at normal retirement age, which is age 60 for both Mr. Gilchrist and Mr. O’Connell, of approximately 67% of pensionable earnings. Pensionable earnings approximate base salary for Mr. Gilchrist and Mr. O’Connell. At Mr. Gilchrist’s or Mr. O’Connell’s option, part of their benefit may be exchanged for a lump sum cash payment (within U.K. Inland Revenue limits) at retirement. Field Group plc contributes an amount equal to approximately 22% of Mr. Gilchrist’s and Mr. O’Connell’s pensionable earnings, and Mr. Gilchrist and Mr. O’Connell contribute approximately 12% of their pensionable earnings, to the Field Pension Plan. Mr. Gilchrist’s accrued annual benefit at December 28, 2003, was approximately $267,081, and Mr. O’Connell’s accrued annual benefit at December 28, 2003, was approximately $178,768. These amounts are paid or determined in British pounds sterling and have been converted into U.S. dollars based on the average exchange rate for 2003.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three directors, each of whom is “independent” under the independence standards for audit committee members set forth in the rules promulgated under the Securities Exchange Act of 1934, the listing standards of the New York Stock Exchange and the Corporation’s Corporate Governance Concepts and Policies. The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is attached to this proxy statement as Annex I. The members of the Audit Committee are Messrs. Decaluwé (Chairman) and Rosenblum and Dr. Royal. Prior to Mr. Rogers’ resignation as a director on February 24, 2004, Mr. Rogers served as the Chairman of the Audit Committee. The committee held three meetings during fiscal 2003.

The Audit Committee assists the Board in its oversight of (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Corporation’s internal audit function and independent auditors. The Audit Committee reviews and approves various audit functions, including the year-end audit performed by the Corporation’s independent auditor. In fulfilling its responsibility, the committee recommended to the Board of Directors the selection of the Corporation’s independent auditor.

The Audit Committee discussed with the internal auditor and the independent auditor the overall scope and specific plans for their respective audits, as well as the Corporation’s consolidated financial statements and the adequacy of the Corporation’s internal controls. The committee met regularly with each of the Corporation’s internal auditor and independent auditor, without management present, to discuss the results of their examinations and their evaluations of the Corporation’s internal controls. The meetings also were designed to facilitate any private communication with the committee desired by the internal auditor or independent auditor.

In discharging its oversight responsibility as to the audit process, the committee obtained from the independent auditor a formal written statement describing all relationships between the independent auditor and the Corporation that might bear on the independent auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the independent auditor any relationships that may impact their objectivity and independence and satisfied itself as to the independent auditor’s independence. The Committee also discussed and reviewed with the independent auditor all communications required by generally accepted accounting principles, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

Management has the primary responsibility for the system of internal controls and the financial reporting process described in the Report of Management with respect to the financial statements included in the Corporation’s Annual Report to Stockholders for fiscal 2003. The Audit Committee reviewed with management and the independent auditor, which is responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgments as to the quality of accounting principles, reasonableness of the significant judgments and clarity of disclosures in the financial statements.

In reliance on the above-mentioned reviews and discussions, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2003, for filing with the SEC.

The Audit Committee completed an annual review of its written charter, and determined that it complied with its charter during fiscal 2003.

Audit Committee Pre-Approval Policy.

The Audit Committee has adopted procedures for pre-approving certain audit and permitted non-audit services provided by the independent auditor. These procedures include reviewing specific services subject to a fee range for each fiscal year for audit and permitted non-audit services. The Audit Committee reviews descriptions of, and an estimated fee range for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the schedule is submitted. Audit Committee approval is also required when the pre-approved amount is exceeded for a particular category of non-audit services and to engage the independent auditor for any non-audit services not previously approved. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, due to its familiarity with the Corporation’s business, personnel, culture, accounting systems and risk profile, and whether the services enhance the Corporation’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee who then report any pre-approved services to the Audit Committee at its next scheduled meeting. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

Fees of the Corporation’s Independent Auditors.

During fiscal 2003, the Corporation engaged PricewaterhouseCoopers LLP as independent auditors principally to perform the annual audit and to render other services. The following table lists fees paid to PricewaterhouseCoopers LLP for services rendered in fiscal 2003 and 2002.

	2003	2002
Audit Fees	$900,229	$730,860
Audit-Related Fees	82,021	90,809
Tax Fees	727,087	548,007
All Other Fees	6,000	0

Total	$1,715,337	$1,369,676

Audit Fees include fees for services performed to comply with generally accepted auditing standards, including the recurring audit of the Corporation’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as consultations regarding generally accepted accounting principles, reviews and evaluations of the impact of new regulatory pronouncements, and procedures related to the audit of income tax provisions and related reserves.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, general assistance with the implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-Related fees also include audits of pension and other employee benefit plans, as well as the review of the Chesapeake Corporation Foundation.

Tax Fees primarily include fees associated with tax audits, tax compliance and tax consulting, as well as domestic and international tax planning. This category also includes tax planning for mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees were for a survey of UK market practice related to annual incentive plans.

The Audit Committee has concluded the provision of the non-audit services listed above as “All Other Fees” is compatible with maintaining the auditors’ independence.

Audit Committee

Rafaël C. Decaluwé, Chairman

John W. Rosenblum

Frank S. Royal

Certain Relationships and Related Transactions

During fiscal 2003, the Corporation did not engage in any transaction, or series of similar transactions, of the type required to be disclosed under the caption “Certain Relationships and Related Transactions.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Messrs. Viviano (Chairman), Rosenblum and Warner and Sir David Fell. No member of the Compensation Committee had relationships, or engaged in transactions, with the Corporation during fiscal 2003 of the type required to be disclosed under the caption “Certain Relationships and Related Transactions.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and owners of more than 10% of the Common Stock are required by regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

Based solely on the Corporation’s review of the copies of such forms it has received and written representations from certain reporting persons who were not required to file a Form 5 for fiscal 2003, the Corporation believes that all of its executive officers, directors and owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with respect to transactions during fiscal 2003.

Performance Graph

The following graph is presented to compare the cumulative total return for the Common Stock to the cumulative total return of the Dow Jones Global Containers & Packaging Index and the S&P Smallcap 600 Index for the Corporation’s last five fiscal years. The graph assumes an investment of $100 in the Common Stock and in each index as of December 31, 1998, and that all dividends were reinvested.

5-Year Comparison: Chesapeake Corporation vs. S&P Smallcap 600 Index

vs. Dow Jones Global Containers & Packaging Index

(December 31st of each year, in dollars)

Summary	1998	1999	2000	2001	2002	2003
Chesapeake Corporation	100	85	59	83	56	86
S&P Smallcap 600 Index	100	112	126	134	114	159
Dow Jones Global Containers & Packaging Index	100	96	62	78	84	100

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

Any proposal submitted by a stockholder for inclusion in the proxy materials for the annual meeting of stockholders in 2005 must be delivered to the Corporation at its principal office in Richmond, Virginia, not later than November 26, 2004.

In addition to any other applicable requirements, for business to be properly brought before the 2005 annual meeting by a stockholder, even if the proposal is not to be included in the Corporation’s proxy statement, the Corporation’s bylaws provide that the stockholder must give notice in writing to the Secretary of the Corporation not later than January 25, 2005. As to each such matter, the notice must contain (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address of, and class, series and number of shares beneficially owned by, the stockholder proposing such business and (iii) any material interest of the stockholder in such business.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Communications to the Board of Directors, or to individual directors, may be sent by U.S. mail, postage prepaid, addressed to the Board of Directors, or an individual director or directors, in care of Corporate Secretary, Chesapeake Corporation, P. O. Box 2350, Richmond, Virginia, 23218-2350 or by e-mail to directorsmail@cskcorp.com. All such communications will be promptly delivered by the Corporate Secretary to the addressee, if addressed to an individual director, or, if addressed to the Board of Directors, to the Chairman of the Board, unless the Chairman of the Board is an employee of the Corporation, in which event the communication will be promptly delivered to the Chairman of the Committee of Independent Directors.

OTHER MATTERS

As of the date of this proxy statement, management knows of no business that will be presented for consideration at the annual meeting of stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the best judgment of the person or persons voting the proxies.

Stockholders, whether or not they expect to attend the annual meeting in person, are requested to mark, date and sign the enclosed proxy and return it to the Corporation. Please sign exactly as your name appears on the accompanying proxy. Alternatively, you may choose to vote by telephone. Instructions for this convenient voting method are on the enclosed proxy card. Stockholders may revoke their proxy by delivering a written notice of revocation to the Corporation at its principal office to the attention of J. P. Causey Jr., Secretary, at any time before the proxy is exercised.

J. P. Causey Jr. Secretary

March 26, 2004

Annex I

Chesapeake Corporation

Charter of the Audit Committee

of the Board of Directors

Function

The Audit Committee of the Board of Directors assists the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

Composition and Meetings

Audit Committee members shall be elected, and may be removed, by the Board of Directors. The membership of the Audit Committee shall consist of a Chairman and not less than two (2) additional Directors. Each member shall have no material relationship with the Company and shall satisfy the independence requirements of the New York Stock Exchange, and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Each member shall satisfy the financial literacy requirements of the New York Stock Exchange and, if possible, at least one member shall qualify as an “audit committee financial expert” as defined by the applicable rules and regulations of the Commission.

The Audit Committee shall meet at least four (4) times annually, shall maintain minutes or other records of meetings and activities and shall report its actions and activities regularly and promptly to the Board of Directors.

Compensation

No member of the Audit Committee shall receive from the Company compensation prohibited by, or which violates the independence requirements of, applicable laws and rules and regulations of governmental bodies and self-regulatory organizations, including the Commission and the New York Stock Exchange.

Duties and Responsibilities

The Audit Committee shall:

1.	Have direct responsibility for the appointment, compensation, oversight and retention of the independent auditor.

2.	Review and approve, in advance, any audit and permissible non-audit services and fees to be provided by the Company’s independent auditor. The Audit Committee has ultimate authority for these approvals although such approval may be delegated to any committee member so long as the approval is presented to the full Audit Committee at its next meeting.

3.	Review the scope and approach of work to be undertaken by the independent auditors. Annually obtain and review a report by the independent auditors describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; all relationships between the independent auditor and the Company to assess the auditor’s independence.

4.

Review with management and the independent auditors, prior to filing or distribution of the annual and quarterly financial statements, the quality, clarity, consistency and completeness of the statements and related disclosures. These reviews shall include discussion of any serious difficulties or disputes between management and the independent auditors during the course of the audit or any significant findings based upon the auditor’s limited review procedures prior to the filing of interim statements.

5.	Discuss with management and the independent auditor, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated in its quarterly and annual reports filed with the Commission.

6.	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

7.	Review the selection, application and disclosure of the (a) Company’s critical accounting policies, and significant changes in the Company’s accounting policies; (b) alternative treatments of financial information within generally accepted accounting principles, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

8.	Review any proposed changes in the Company’s accounting or financial reporting, including the impact of new pronouncements of the various standard setting bodies or agencies which could have an effect on the Company’s financial statements or condition.

9.	Review with management and the independent auditors any significant transactions that are not a normal part of the Company’s operations, including but not limited to any significant off-balance sheet structures, and changes, if any, in the Company’s accounting principles or their application.

10.	Provide an open channel of communications between management, the independent auditors, internal audit and the Board of Directors. Conduct separate executive meetings with the independent auditors, the internal auditors and management on a regular basis and report regularly to the Board of Directors.

11.	Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

12.	Review and discuss internal and external assessments of the adequacy and effectiveness of the Company’s internal accounting and financial controls including the Company’s policies and procedures to assess, monitor and manage business risk and legal and ethical compliance programs.

13.	Review, with the Company’s general counsel, and outside counsel, if appropriate, any legal matters that could have a significant impact on the Company’s financial statements.

14.	Review the findings of any examinations by regulatory agencies which may raise material issues regarding the Company’s financial statements or accounting policies. Establish and oversee procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns of the Company regarding questionable accounting or auditing matters.

15.	Review and concur in the appointment, replacement, reassignment or dismissal of the executive responsible for internal audit.

16.	Review the annual budget and staffing of the internal audit function, the scope of work of the internal auditors, any significant related findings and recommendations of the internal auditors, together with management’s responses, and the Internal Audit Department charter annually.

17.	Review with the Company’s counsel compliance with conflict of interest, antitrust and corporate conduct policies, including the Company’s Code of Ethics.

18.	Review the management of insurable risk for the Company including, but not limited to, insurance coverage, disaster recovery programs and business interruption plans.

19.	Review annual reports of travel and entertainment spending for the five highest compensated officers and, through the Chairman of the Committee of Independent Directors, approve the CEO’s travel and entertainment expense reports.

20.	Have the authority to retain special legal, accounting or other consultants to advise the Audit Committee as necessary to carry out its duties and to conduct or authorize investigations into any matters within its scope of responsibilities. The Company shall provide appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor and to any advisors retained by the Audit Committee.

21.	Review and reassess at least annually the adequacy of this charter and submit the charter to the Board of Directors for approval and perform a self-assessment of the Audit Committee’s performance.

22.	Other duties as directed by the Board of Directors.

Annual Proxy Disclosure

The Audit Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by the Commission regulations and such report shall disclose that:

•	A Charter, which shall be published in the Company’s Annual Proxy Statement at least every three years or the year after any significant amendment, governs the Audit Committee; and

•	The Audit Committee has complied with its Charter and recommended to the Board of Directors that the financial statements be included in the Company’s interim and fiscal year end external reporting.

NOTICE

and

PROXY STATEMENT

for the

ANNUAL MEETING

of

STOCKHOLDERS

To Be Held

April 28, 2004

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[GRAPHIC]	☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders, April 28, 2004

The undersigned hereby appoints Harry H. Warner, John W. Rosenblum and Richard G. Tilghman and each of them as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Corporation held of record by the undersigned on March 1, 2004, at the annual meeting of stockholders to be held at 10:00 a.m. on April 28, 2004, or any adjournments thereof.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued on reverse side.)

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Telephone Voting Instructions

You can vote by telephone! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may use the method outlined below to vote your proxy.

[GRAPHIC] To vote using the Telephone (within the U.S. and Canada)

•	Call toll free 1-866-463-1151 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.

C0123456789	12345
If you vote by telephone, please DO NOT mail back this proxy card.
Proxies submitted by telephone must be received by 1:00 a.m., Central Time, on April 28, 2004.
THANK YOU FOR VOTING

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Proxy – Chesapeake Corporation

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE VOTING INSTRUCTIONS.
The Board of Directors unanimously recommends a vote FOR the following nominees (each for Class III to serve until the 2007 Annual Meeting of Stockholders):

	For	Withhold	For	Withhold
01 - Jeremy S. G. Fowden			03 - Frank S. Royal

02 - Thomas H. Johnson			04 - Henri D. Petit

In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposal presented.

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
______________________________________________	__________________________________________	/ /

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Detach Admittance Card Before Mailing Proxy

Admittance Card	[GRAPHIC]

Light refreshments will be available before the meeting.	Chesapeake Corporation
Please present this card at the door to gain admittance.	Annual Stockholders Meeting
April 28, 2004
10:00 a.m.
Auditorium, Fourth Floor
SunTrust Bank
9th &Main Streets
Richmond, Virginia

MR A SAMPLE
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PROXY TABULATOR

P.O. BOX 9132

HINGHAM, MA 02043-9132

March 26, 2004

Dear Plan Participant:

The instruction card to vote your Chesapeake Corporation common stock held in the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees or the Chesapeake Corporation 401(k) Savings Plan for Hourly Employees (the “Plans”) is on the lower portion of this page. It is important that you instruct the trustee to vote your shares held in the Plans by completing the instruction card below and returning it to Putnam Investments.

As a participant in the Plans, you are entitled to attend the annual meeting of stockholders of Chesapeake Corporation to be held at the SunTrust Bank Auditorium, 4th Floor, 919 East Main Street, Richmond, Virginia on Wednesday, April 28, 2004, at 10:00 a.m. If you plan to attend the meeting and have not otherwise requested an admittance card, you may do so by contacting our corporate office in Richmond at (804) 697-1000.

Sincerely,

J. P. Causey Jr.

Secretary

Ú Please fold and detach card at perforation before mailing Ú

To:	Putnam Investments

Trustee of the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees

Trustee of the Chesapeake Corporation 401(k) Savings Plan for Hourly Employees

With respect to the shares of Common Stock of Chesapeake Corporation represented by my interest in the Trust Funds of the Chesapeake Corporation 401(k) Savings Plan for Salaried Employees or the Chesapeake Corporation 401(k) Savings Plan for Hourly Employees, you are directed to sign and forward a proxy in the form being solicited by the Board of Directors of Chesapeake Corporation to instruct the persons named therein, or their substitutes, to vote in accordance with the proxy statement as designated on the reverse.

ê (Please sign, date and return this card in the enclosed envelope.)
Address change and/or comments mark here ☐
Dated: , 2004

Signature (Sign in the Box)

Please sign exactly as name is printed to the left

ê	ê

Ú Please fold and detach card at perforation before mailing Ú

ê Please fill in box as shown using black or blue ink or number 2 pencil. ☒ ê

PLEASE DO NOT USE FINE POINT PENS.

The Board of Directors Unanimously Recommends a Vote FOR the Following Proposals:

		FOR ALL NOMINEES	WITHHELD ALL NOMINEES	EXCEPTIONS*
1.	ELECTION OF DIRECTORS
	Nominees: (01) Jeremy S. G. Fowden, (02) Thomas H. Johnson, (03) Frank S. Royal, (04) Henri D. Petit (each for Class III to serve until the 2007 annual meeting of stockholders).	☐	☐	☐

*Exceptions:__________________________________________________________
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)

2.	In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting and any adjournments.

PLEASE SIGN ON THE REVERSE

(Continued on the reverse side)

ê	ê